Exhibit 10.10
CHANGE IN TERMS AGREEMENT

Principal $1,700,000.00	Loan Date 09-30-2009	Maturity 05-01-2005	Loan No 100012004	Call / Coll	Account 100012003	Officer DLD	Initials
References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	Paneltech International, LLC 2999 John Stevens Way Hoquiam.WA 98550	Lender:	ShoreBank Pacific Main Branch203 Howerton Way SE; PO Box 400ll waco, WA 98624 (360)642-1166

Principal Amount: $1,700,000.00	Date of Agreement: September 30, 2009

DESCRIPTION OF EXISTING INDEBTEDNESS. Revolving Line of Credit in the original amount of $500,000.00 as evidenced by that certain Promissory Note and Related Documents dated January 19, 2001; as amended and increased by Change in Terms and currently maturing September 30, 2009 and in the amount of $1,700,000.

DESCRIPTION OF CHANGE IN TERMS.

1)  Maturity date of Loan and Related Documents is extended to November 30, 2009;

2)  The interest rate of the Loan is changed to the ShoreBank Pacific Prime Rate with a rate of 3.75% plus a Margin of 1.75% for an initial rate of 5.50%;

3)  A renewal fee of $1,000.00 will be due upon execution of this Agreement.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing beiow acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

FEE PAYMENT. BORROWER AGREES TO PAY FEE BY ONE OF THE FOLLOWING METHODS:

1)    By check to be returned with the executed Change in Terms or

2)    By authorizing charge to designated ShoreBank Pacific checking account #_________, or
3)    By authorizing charge to ShoreBank Pacific line of credit #_______________

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

CHANGE IN TERMS SIGNERS:

PANELTECH INTERNATIONAL, LLC

By:
Leroy D. Nott, President of Paneltech International, LLC

X		X
	Leroy D. Nott, individually		Ronald H. Iff, Individually

X
Scott D. Oimstead, Individually